Exhibit 5.2

April 29, 2020

NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

Ladies and Gentlemen:
We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by NeoGenomics, Inc., a Nevada corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to, among other things, the issuance and sale from time to time pursuant to Rule 415 promulgated under the Securities Act of the following securities:

a.Senior Convertible Notes due 2025 of the Company (the “Debt Securities”); and

a.common stock, par value $0.001 per share, of the Company issuable upon conversion of the Debt Securities (the “Common Stock”).

The Common Stock and Debt Securities are collectively referred to herein as the “Securities”.
The Debt Securities are to be issued by the Company from time to time under an indenture (the “Indenture”), the form of which has been filed as an exhibit to the Registration Statement, to be entered into by and between the Company and U.S. Bank National Associations, as trustee (the “Trustee”).
You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (i) the Registration Statement, including the exhibits filed therewith, (ii) the Company’s Articles of Incorporation, as amended as of the date hereof, (iii) the Bylaws of the Company, as amended through the date hereof, (iv) the form of the Indenture, (v) and the resolutions of the Company’s Board of Directors (the “Resolutions”) that provide for (A) the approval of the Registration Statement, (B) the execution, delivery and performance of the Indenture and (C) the issuance of the Debt Securities, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
 Our opinion set forth below is limited to the laws of the State of New York. With respect to all matters of the laws of Nevada and with respect to the Common Stock, we understand that you are relying upon the opinion, dated the date hereof, of Snell & Wilmer L.L.P., special counsel for the Company, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Snell & Wilmer L.L.P.
Based upon and subject to the foregoing, it is our opinion that when (i) the definitive terms of the Debt Securities have been determined and approved by authorized officers of the Company in accordance with the Indenture and the Resolutions, (ii) the Indenture has been duly executed, acknowledged and delivered by the Company and the Trustee and constitutes the legally valid and binding obligation of the Trustee, (iii) the Trustee is eligible under the Trust Indenture Act of 1939, as amended, to act in such capacity under the Indenture and has been duly appointed and a Statement of Eligibility of Trustee on Form T-1 has been filed in compliance with the

Exhibit 5.2
Securities Act and the rules and regulations promulgated thereunder and (iv) the Debt Securities have been duly executed and authenticated as provided in the Indenture and issued and delivered as contemplated by the Registration Statement and any prospectus supplement relating thereto and in accordance with the Indenture and any other agreement or instrument binding upon the Company and enforceable against the parties thereto, upon payment of the consideration fixed therefor in accordance with the applicable definitive purchase, underwriting or similar agreement duly authorized by the Board of Directors of the Company and enforceable against the parties thereto in accordance with its terms, the Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally, and to general principles of equity (whether applied by a court of law or equity).

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering materials regarding the Company or the Securities or their offering and sale.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related prospectus under the caption “Legal Matters”. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP